Exhibit 99.1

Cingulate Reports First Quarter 2024 Financial Results and Provides Clinical and Business Update

CTx-1301 on track to file for Marketing Approval with FDA in 1H 2025

Increase of $10 Million in Stockholders’ Equity

KANSAS CITY, Kan., May 8, 2024 — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today announced its financial results for the three months ended March 31, 2024, and provided a clinical and business update.

“As Cingulate continues to meet with potential partners for the licensing of CTx-1301, we expect to complete all remaining requirements for the filing of an NDA in the first half of 2025,” said Cingulate Chairman and CEO Shane J. Schaffer. “We are pleased with our ability to support our business operations, including the advancement of CTx-1301, through our capital raising efforts during the first quarter.”

$10.7 Million of Capital Raised and $3.3 Million of Debt Converted to Equity in 2024

Since January 1, 2024, the Company sold shares of common stock under its At the Market Offering Agreement with H.C. Wainwright & Co., LLC for gross proceeds of $3.2 million. In February 2024, the Company closed a $7.5 million public offering of its common stock (or pre-funded warrants in lieu thereof) and Series A and Series B warrants to purchase shares of common stock, at a public offering price of $2.00 per share (or common stock equivalent in lieu thereof) and accompanying warrants. Additionally, in January 2024, Werth Family Investment Associates, LLC , the manager of which is Peter J. Werth, a member of the Cingulate board of directors, converted at a 10 percent premium to market the remaining $3.3 million of outstanding debt plus accrued interest into pre-funded warrants to purchase shares of common stock.

First Quarter Results

Cash Position: As of March 31, 2024, Cingulate had $1.1 million in cash and cash equivalents. Management intends to seek opportunities to access additional capital as needed.

Liabilities: As of March 31, 2024, total liabilities were $2.3 million, a decrease from December 31, 2023 of $8.1 million, including the conversion of the related party note payable in the amount of $3.3 million.

Stockholders’ Equity: As of March 31, 2024, total stockholders’ equity was $3.2 million, an increase of $10 million from the end of 2023.

R&D Expenses: R&D expenses were $1.8 million for the three months ended March 31, 2024, a decrease of $0.3 million from the three months ended March 31, 2023. This change was primarily the result of increased clinical activity in the three months ended March 31, 2024 as compared to the same period in 2023, offset by decreased manufacturing activity and personnel expenses in the three months ended March 31, 2024 as compared to the same period in 2023. During the first quarter of 2024, we incurred significant costs relating to two Phase 3 studies for CTx-1301, the fixed dose pediatric and adolescent safety and efficacy study and the pediatric dose optimization and duration study. In the first quarter of 2023, we incurred costs for the manufacturing of clinical supply for these two studies. The decrease in personnel costs is the result of lower headcount and the cost containment measures, which we implemented in late 2023 in order to conserve cash, which included salary reductions ranging from 5-55% for all employees.

G&A Expenses: Total G&A expenses were $1.1 million for the three months ended March 31, 2024, a decrease of $0.6 million from the three months ended March 31, 2023. This change is primarily the result of a decrease in personnel expenses and insurance expense. The decrease in personnel expenses is the result of lower headcount and the cost containment measures discussed above, which we implemented in late 2023. In addition, there was a decrease in the annual directors’ and officers’ insurance premium from 2023 to 2024.

Net Loss: Net loss was $3.0 million for the three months ended March 31, 2024, compared to $4.0 million for the same period in 2023. The decrease in the net loss primarily relates to a decrease in R&D and G&A expenses described above.

Cingulate Inc.

Consolidated Balance Sheet Data

	March 31,	December 31,
	2024	2023
Cash, cash equivalents and short-term investments	$1,113,830	$52,416
Total assets	$5,494,515	$3,491,436
Total liabilities	$2,278,396	$10,360,865
Accumulated deficit	$(95,915,920)	$(92,943,443)
Total stockholders’ equity	$3,216,119	$(6,869,429)

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	$1,806,985	$2,128,616
General and administrative	1,141,232	1,721,379
Operating loss	(2,948,217)	(3,849,995)

Interest and other income (expense), net	(24,260)	(154,892)
Loss before income taxes	(2,972,477)	(4,004,887)
Income tax benefit (expense)	-	-

Net loss	(2,972,477)	(4,004,887)
Net loss per share of common stock, basic and diluted	$(0.60)	$(7.08)

About Cingulate®

Cingulate Inc. is a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of Attention Deficit/Hyperactivity Disorder (ADHD), Cingulate is identifying and evaluating additional therapeutic areas where its PTR technology may be employed to develop future product candidates, such as anxiety disorders.

Cingulate is headquartered in Kansas City, KS. For more information visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on April 1, 2024. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor & Public Relations:

Thomas Dalton

Vice President, Investor & Public Relations, Cingulate

tdalton@cingulate.com

(913) 942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com

(214) 597-8200